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Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Miguel Iribarren MIDWAY GAMES INC. (773) 961-2222 miribarren@midwaygames.com	Joseph N. Jaffoni Jaffoni & Collins Incorporated (212) 835-8500 mwy@jcir.com

MIDWAY GAMES INC. REPORTS THIRD QUARTER 2003 RESULTS

Chicago, Illinois, October 30, 2003—Midway Games Inc. (NYSE:MWY) announced today its results of operations for the three and nine-months ended September 30, 2003. The Company also updated revenue and earnings guidance for the fourth quarter and year ending December 31, 2003.

THIRD QUARTER RESULTS

Revenues for the third quarter 2003 were $11.6 million, down from $52.6 million in the third quarter 2002. The third quarter 2003 net loss was $23.3 million compared with a third quarter 2002 net loss of $11.5 million. The third quarter 2003 loss applicable to common stock was $24.1 million or $0.52 per share compared with a third quarter 2002 loss applicable to common stock of $11.8 million or $0.25 per share. Preferred stock accretion and dividends were $0.8 million in the third quarter 2003 compared with $0.3 million in the third quarter 2002. Included in the third quarter 2003 results were $4.2 million of charges relating to the writedown of capitalized product development costs, primarily associated with titles that have been released or are expected to be released in 2003. During the quarter, the Company lowered its sales forecast for these titles necessitating the writedown of capitalized product development costs associated with these products.

Other key operating and financial items include:

•
Midway released nine new videogame products domestically during the third quarter including NHL Hitz Pro and Freaky Flyers for PlayStation 2, Xbox and GameCube, Freestyle MetalX for Xbox and GameCube and Mortal Kombat: Tournament Edition for Game Boy Advance.

•
Cash and cash equivalents were $43.3 million as of September 30, 2003, compared with cash and cash equivalents of $67.7 million as of June 30, 2003.

•
On October 14, 2003, the Company completed a private placement of $24.7 million of common stock with net proceeds after transaction costs of approximately $23.5 million.

NINE-MONTHS RESULTS

Revenues for the nine-months ended September 30, 2003 were $62.4 million, down from $111.7 million for the nine-months ended September 30, 2002. The net loss for the nine-months ended September 30, 2003 was $87.5 million compared with a net loss of $29.2 million for the nine-months ended September 30, 2002. The loss applicable to common stock for the nine-months ended September 30, 2003 was $89.4 million or $1.92 per share compared with a loss applicable to common stock of $48.7 million or $1.07 per share for the nine-months ended September 30, 2002. Included in these results are approximately $27.4 million of charges relating to the writedown of capitalized product

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development costs, approximately $9.1 million of net restructuring charges primarily relating to the consolidation of California product development and marketing operations, and $9.5 million of charges incurred under the terms of the Company's severance agreement with former chief executive officer, president and chief operating officer, Mr. Neil D. Nicastro.

GUIDANCE

For the fourth quarter ending December 31, 2003, Midway expects revenues of approximately $38.0 million with a net loss of approximately $13.0 million. The Company expects to release thirteen videogame products domestically during the fourth quarter 2003 including: NFL Blitz Pro and RoadKill for PlayStation 2, Xbox and GameCube, SpyHunter 2 and Midway Arcade Treasures for PlayStation 2 and Xbox and Justice League: Chronicles, Ozzy & Drix and Super Duper Sumos for Game Boy Advance.

For the year ending December 31, 2003, Midway expects revenues of approximately $100.0 million, or $10.0 million less than previously expected. Midway expects a net loss for the year ending December 31, 2003 of approximately $100.0 million, or $3.0 million more than previously expected. Included in these results is the revised expectation that SpyHunter 2 and Midway Arcade Treasures for the GameCube will no longer ship during the fourth quarter. Also included in these expected results are approximately $27.4 million of charges relating to the writedown of capitalized product development costs, approximately $9.7 million of net restructuring charges primarily relating to the consolidation of California product development and marketing operations, and $9.5 million of charges incurred under the terms of the Company's severance agreement with Mr. Nicastro.

CONFERENCE CALL

Midway Games Inc. is hosting a conference call and simultaneous web cast open to the general public at 8:30 a.m. EST today, Thursday, October 30, 2003. The conference call numbers are 212/346-7468 and 415/537-1880; please call five minutes in advance to ensure that you are connected prior to the presentation. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.investor.midway.com or at www.companyboardroom.com or www.fulldisclosure.com. Please log-on fifteen minutes in advance to ensure that you are connected prior to the call's initiation. Following its completion, a replay of the call will be available for twelve months on the Internet via www.investor.midway.com.

Midway Games Inc. is a leading developer and publisher of interactive entertainment software. Midway videogames are available for play on all major videogame platforms including the PlayStation®2 computer entertainment system, Xbox™ video game system from Microsoft, and Nintendo GameCube™ and Game Boy® Advance.

This press release contains forward-looking statements concerning future business conditions and the outlook for Midway Games Inc. (the "Company") based on currently available information that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other risks more fully described under "Item 1. Business—Risk Factors" in Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2002, and in the other more recent filings made by the Company with the Securities and Exchange Commission.

-tables follow-

MIDWAY GAMES INC.

Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three-Months Ended September 30,		Nine-Months Ended September 30,
	2003	2002(1)	2003	2002(1)
Revenues:
Home video	$11,618	$51,918	$62,425	$110,256
Coin-operated video	—	703	—	1,445

Total revenues	11,618	52,621	62,425	111,701
Cost of sales:
Home video—product costs and distribution	7,924	19,845	32,895	40,956
Home video—royalties and product development	9,977 (2)	20,411	46,453 (2)	40,401

Home video—total cost of sales	17,901	40,256	79,348	81,357
Coin-operated video	—	179	—	613

Total cost of sales	17,901	40,435	79,348	81,970

Gross profit (loss)	(6,283)	12,186	(16,923)	29,731
Research and development expense	4,513	7,245	15,603	20,140
Selling and marketing expense	8,455	12,817	22,498	26,445
Administrative expense	4,014	4,617	23,955 (3)	13,561
Restructuring and other expense	180 (4)	—	9,058 (4)	1,210 (5)

Operating loss	(23,445)	(12,493)	(88,037)	(31,625)
Interest income and other expense, net	444	967	1,509	2,468

Loss before tax	(23,001)	(11,526)	(86,528)	(29,157)
Provision for income taxes	326	—	936	—

Net Loss	(23,327)	(11,526)	(87,464)	(29,157)
Preferred stock dividends:
Distributed	508	137	954	1,024
Imputed	265	150	951	18,484

Loss applicable to common stock	$(24,100)	$(11,813)	$(89,369)	$(48,665)

Basic and diluted loss per share of common stock	$(0.52)	$(0.25)	$(1.92)	$(1.07)

Average number of shares outstanding	46,469	46,495	46,469	45,289

(1)
Certain 2002 amounts have been reclassified to reflect current period presentation.

(2)
The Company incurred $4.2 million and $27.4 million of charges relating to the writedown of capitalized product development costs during the three and nine-months ended September 30, 2003, respectively.

(3)
During May 2003, Neil D. Nicastro ceased to serve as chief executive officer, president and chief operating officer of the Company. As a result, administrative expense for the nine-months ended September 30, 2003 includes $9.5 million of charges incurred under the terms of the Company's severance agreement with Mr. Nicastro.

(4)
The Company incurred $0.6 million and $9.7 million of restructuring and other charges during the three and nine-months ended September 30, 2003, respectively, relating to the consolidation of California product development and marketing operations. The Company also reduced prior restructuring charges by $0.4 million and $0.6 million during the three and nine-months ended September 30, 2003, respectively.

(5)
The Company incurred a restructuring charge of $1.2 million during the nine-months ended September 30, 2002 relating to the closing of an administrative facility located in Corsicana, Texas. The administrative operations were consolidated with existing operations in Illinois and California.

-balance sheets follow-

MIDWAY GAMES INC.

Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2003	December 31, 2002(1)
	(Unaudited)
Assets
Cash and cash equivalents	$43,278	$48,983
Receivables, net	7,865	54,265
Inventories	3,700	9,313
Capitalized product development costs	15,498	24,567
Other current assets	7,688	4,292

Total current assets	78,029	141,420
Capitalized product development costs	2,531	4,194
Property and equipment, net	15,055	19,345
Goodwill	33,464	33,464
Other assets	1,801	2,977

Total assets	$130,880	$201,400

Liabilities and Stockholders' Equity
Accounts payable	$6,344	$10,410
Accrued compensation and related benefits	4,845	6,518
Accrued royalties	3,565	8,840
Other accrued liabilities	12,413	15,015

Total current liabilities	27,167	40,783
Deferred income taxes	5,132	4,147
Other noncurrent liabilities	13,312	3,932
Redeemable convertible preferred stock, Series B, redeemable at $13,125 as of December 31, 2002	—	12,571
Redeemable convertible preferred stock, Series C, redeemable at $35,000 as of September 30, 2003	32,269	—
Stockholders' equity:
Common stock	495	494
Additional paid-in capital	222,113	221,074
Accumulated deficit	(142,904)	(55,440)
Translation adjustment and other	(979)	(436)
Treasury stock	(25,725)	(25,725)

Total stockholders' equity	53,000	139,967

Total liabilities and stockholders' equity	$130,880	$201,400

(1)
Certain 2002 amounts have been reclassified to reflect current period presentation.

-supplemental data follow-

MIDWAY GAMES INC.

Supplemental Quarterly Data

Domestic Videogame Releases
Three-Months Ended September 30, 2003

Title	Platform
Freaky Flyers Freestyle MetalX Mortal Kombat: Tournament Edition NHL Hitz Pro	PlayStation 2, Xbox, GameCube GameCube, Xbox Game Boy Advance PlayStation 2, Xbox, GameCube

	Revenue by Platform Three-Months Ended September 30,
Platform
	2003	2002
	(In thousands)
Sony PlayStation 2	$5,784	$27,990
Microsoft Xbox	2,848	11,359
Nintendo Game Boy Advance	985	2,039
Nintendo GameCube	927	8,880
Sony PlayStation	493	853
Other	581	1,500

Total Revenue	$11,618	$52,621

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MIDWAY GAMES INC. REPORTS THIRD QUARTER 2003 RESULTS
MIDWAY GAMES INC. Condensed Consolidated Statements of Operations (In thousands, except per share amounts) (Unaudited)
MIDWAY GAMES INC. Condensed Consolidated Balance Sheets (In thousands)
MIDWAY GAMES INC. Supplemental Quarterly Data